Exhibit 99.1

Itron Announces First Quarter Results

Strong Quarter for Revenue, Non-GAAP EPS, EBITDA and Bookings

LIBERTY LAKE, Wash.--(BUSINESS WIRE)--Itron, Inc. (NASDAQ:ITRI) today reported financial results for its first quarter ended March 31, 2008. Financial results for 2008 include Actaris operations, which we purchased on April 18, 2007. Highlights include:

  Quarterly revenues of $478 million;
  Quarterly non-GAAP diluted EPS of 82 cents;
  Quarterly Adjusted EBITDA of $72 million; and
  Quarterly Bookings of $484 million.

“Both operating segments continue to perform as expected, and in some cases exceed expectations,” said LeRoy Nosbaum, chairman and CEO. “With the promotion of Malcolm Unsworth to the role of President and COO, we should now be in a position to concentrate on improving the operations between the segments, increasing revenue and moderating expenses through operational focus.”

Operations Highlights:

Revenues – Total revenues of $478 million for the first quarter of 2008 were $331 million, or 223%, higher than 2007 first quarter revenues of $148 million. Itron North America (INA) revenues of $150 million for the first quarter of 2008 were $8.5 million, or 6%, higher than the first quarter of 2007. Actaris revenues were $328 million for the first quarter of 2008. Shipments of products to electric, gas and water utilities comprised approximately 38%, 30% and 32% of total Actaris revenue.

Gross Margin – Gross margin for the first quarter of 2008 was 34%. This compares with 41% in the first quarter of 2007. First quarter 2008 INA gross margin of 39% was lower than 2007 gross margin of 43% in the first quarter of 2007 due to a lower proportion of standalone automated meter reading (AMR) module shipments and increased services costs. Actaris gross margin of 32% was higher than full year 2007 gross margin primarily due to product mix and a greater percentage of meters shipped with AMR.

Operating Expenses – Total operating expenses for the first quarter of 2008 were $135 million. INA operating expenses were $41 million, which was comparable with the first quarter of 2007. INA operating expenses as a percentage of revenue were 27%, which was lower than the 30% in 2007, due to the increased revenue. Actaris operating expenses of $84 million were 26% of revenue. Corporate unallocated expenses of $9.8 million for the first quarter of 2008 were $2.3 million higher than the first quarter of 2007 due to increased compensation expense and Actaris-related integration expenses for implementation of internal controls for financial reporting and tax consulting.

Interest and Other Income – Net interest expense of $24 million in the first quarter of 2008 was substantially higher than the $592,000 in the comparable period in 2007, primarily due to the placement of $1.2 billion in senior secured bank debt for the Actaris acquisition in the second quarter of 2007. Debt fee amortization expense, which is included in net interest expense, was $1.8 million in the first quarter of 2008 compared with $742,000 in the comparable period of 2007. Other income was $188,000 in 2008 compared with $1.5 million in 2007. The first quarter of 2007 included a foreign exchange gain of $1.6 million due to an increase in fair value for foreign exchange transactions executed in conjunction with the acquisition of Actaris.

Income Taxes – Our GAAP tax rate was 19% for the first quarter of 2008, which was substantially lower than the rate of 37% in the same quarter of 2007. The lower rate in 2008 is primarily due to lower tax rates for Actaris as well as a one-time net tax benefit in the first quarter related to subsidiary interest expense.

GAAP Net Income/Loss and EPS – Our GAAP net income and fully diluted EPS for the first quarter of 2008 was $3.0 million, or 9 cents per share, compared with net income of $7.2 million, or 26 cents per share, in the same period in 2007.

Non-GAAP Operating Income, Net Income and Diluted EPS – Non-GAAP operating income, which excludes amortization expense related to intangible assets, was $58.5 million, or 12.2% of revenues, in the first quarter of 2008, compared with $16.3 million, or 11.0% of revenues, in the first quarter of 2007. Non-GAAP net income, which also excludes amortization of debt fees, was $26.9 million in 2008 compared with $12.0 million in the 2007 period. Non-GAAP diluted EPS was 82 cents in the 2008 period compared with 43 cents in 2007. Fully diluted shares outstanding in the first quarter of 2008 were approximately 5 million higher than the same period in 2007 due to the equity offering of 4.1 million shares in the first quarter of 2007 and the dilutive effect of our convertible debt. Non-GAAP net income and diluted EPS were higher in the first quarter of 2008 primarily due to the Actaris acquisition. Our non-GAAP tax rates were 26.7% and 37.5% for the first quarter of 2008 and 2007. The lower 2008 rate is due to lower tax rates for Actaris.

Other Financial Highlights:

New Order Bookings and Backlog – New order bookings for the first quarter of 2008 were $484 million, compared with $118 million in the first quarter of 2007. Our first quarter 2008 book-to-bill ratio was 1.02 to 1. Total backlog was $683 million at March 31, 2008 compared with $376 million at March 31, 2007. Twelve month backlog of $552 million at March 31, 2008 was higher than twelve month backlog at March 31, 2007 of $225 million and higher than twelve month backlog at December 31, 2007 of $501 million. We have approximately $470 million related to a contract that we signed with Southern California Edison in December 2007 that is not included in our reported backlog. We will include new order bookings related to this contract as firm purchase orders are received.

Cash Flows from Operations – Net cash provided by operating activities during the first quarter of 2008 was $56 million, which is a new record. This compares with $9 million in the same period in 2007. Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) in the first quarter of 2008 was $72 million compared with $22 million for the same period in 2007.

Forward Looking Statements:

This release contains forward-looking statements concerning our expectations about operations, financial performance, sales, earnings and cash flows. These statements reflect our current plans and expectations and are based on information currently available. They rely on a number of assumptions and estimates, which could be inaccurate, and which are subject to risks and uncertainties that could cause our actual results to vary materially from those anticipated. Risks and uncertainties include the rate and timing of customer demand for our products, rescheduling of current customer orders, changes in estimated liabilities for product warranties, changes in laws and regulations, our dependence on new product development and intellectual property, future acquisitions, changes in estimates for stock-based and bonus compensation, changes in foreign exchange rates, foreign business risks and other factors which are more fully described in our Annual Report on Form 10-K for the year ended December 31, 2007 and other reports on file with the Securities and Exchange Commission. Itron undertakes no obligation to update publicly or revise any forward-looking statements, including our business outlook.

Business Outlook:

The outlook information provided below and elsewhere in this release is based on information available today. Itron assumes no obligation to publicly update or revise our business outlook. Our future performance involves risks and uncertainties.

For the full year 2008, we expect

  Revenues between $1.88 billion and $1.93 billion;
  Diluted non-GAAP EPS of between $3.25 and $3.45; and
  Adjusted EBITDA in excess of $280 million.
  Second quarter 2008 revenue between $470 million and $490 million.

Non-GAAP Financial Information:

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating income, non-GAAP net income and diluted EPS and Adjusted EBITDA. We provide these non-GAAP financial measures because we believe they provide greater transparency and represent supplemental information used by management in its financial and operational decision making. Specifically, these non-GAAP financial measures are provided to enhance investors’ overall understanding of our current financial performance and our future anticipated performance by excluding infrequent costs associated with acquisitions. We exclude these expenses in our non-GAAP financial measures as we believe that they are a measure of our core business that is not subject to the variations of expenses associated with these infrequently occurring items. Non-GAAP performance measures should be considered in addition to, and not as a substitute for, results prepared in accordance with GAAP. Finally, our non-GAAP financial measures may be different from those reported by other companies. A more detailed discussion of why we use non-GAAP financial measures, the limitations of using such measures and reconciliations between non-GAAP and the nearest GAAP financial measures are included in this press release.

Earnings Conference Call:

Itron will host a conference call to discuss the financial results contained in this release at 2:00 p.m. (PDT) on April 30, 2008. The call will be webcast in a listen only mode and can be accessed online at www.itron.com, “Investors – Investor Presentations.” The live webcast will begin at 2:00 p.m. (PDT). The webcast replay will begin after the conclusion of the live call and will be available for two weeks. A telephone replay of the call will also be available approximately one hour after the conclusion of the live call, for 48 hours, and is accessible by dialing (888) 203-1112 (Domestic) or (719) 457-0820 (International), entering passcode #4372276. You may also view presentation materials related to the earnings call on Itron’s website, www.itron.com / Investors / Presentations.

About Itron:

Itron is a leading technology provider and critical source of knowledge to the global energy and water industries. Itron operates in two divisions; as Itron in North America and as Actaris outside of North America. Our company is the world’s leading provider of metering, data collection and software solutions, with nearly 8,000 utilities worldwide relying on our technology to optimize the delivery and use of energy and water. Itron delivers industry leading solutions for electricity, gas and water utilities by offering meters; data collection and communication systems, including automated meter reading (AMR) and advanced metering infrastructure (AMI); meter data management and utility software applications; as well as comprehensive project management, installation and consulting services. To know more, start here: www.itron.com.

Statements of operations, segment information, balance sheets, cash flow statements and reconciliations of non-GAAP financial measures to the most directly comparable financial measures follow.

ITRON, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)

	Three Months Ended March 31,
	2008	2007

Revenues	$478,476	$147,911
Cost of revenues	315,917	86,586
Gross profit	162,559	61,325
Operating expenses
Sales and marketing	41,966	14,920
Product development	29,031	15,821
General and administrative	33,023	14,244
Amortization of intangible assets	31,252	7,040
Total operating expenses	135,272	52,025

Operating income	27,287	9,300
Other income (expense)
Interest income	1,424	6,089
Interest expense	(25,266)	(5,497)
Other income (expense), net	188	1,508
Total other income (expense)	(23,654)	2,100

Income before income taxes	3,633	11,400
Income tax provision	(680)	(4,220)

Net income	$2,953	$7,180

Earnings per share
Basic	$0.10	$0.26
Diluted	$0.09	$0.26

Weighted average number of shares outstanding
Basic	30,696	27,198
Diluted	32,745	27,980

ITRON, INC.
SEGMENT INFORMATION

(Unaudited, in thousands)

	Three Months Ended March 31,
	2008	2007
Revenues
Itron North America	$150,210	$141,691
Actaris	328,266	6,220
Total Company	$478,476	$147,911

Gross profit
Itron North America	$58,568	$60,652
Actaris	103,991	673
Total Company	$162,559	$61,325

Operating income (loss)
Itron North America	$17,377	$18,464
Actaris	19,698	(1,705)
Corporate unallocated	(9,788)	(7,459)
Total Company	$27,287	$9,300

	Three Months Ended March 31,
	2008	2007
Unit Shipments	(in thousands)
Total meters (with and without AMR)
Electricity - Itron North America	1,300	1,150
Electricity - Actaris	1,450	-
Gas	900	-
Water	2,300	-
Total meters	5,950	1,150

AMR units (Itron and Actaris)
Meters with AMR	1,325	500
AMR modules	1,075	1,200
Total AMR units	2,400	1,700

Meters with other vendors' AMR	250	250

We changed our management structure with the acquisition of Actaris on April 18, 2007 to reflect two operating segments. On January 1, 2008, we made additional refinements to these two operating segments as we continue to integrate the Actaris acquisition and realign our operations. The information presented for the first quarter of 2007 reflects the restatement of our segment operating results based on this realignment.

ITRON, INC.
CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)
	At March 31, 2008	At December 31, 2007

ASSETS
Current assets
Cash and cash equivalents	$95,519	$91,988
Accounts receivable, net	361,094	339,018
Inventories	185,361	169,238
Deferred income taxes, net	22,631	10,733
Other	50,198	42,459
Total current assets	714,803	653,436

Property, plant and equipment, net	328,329	323,003
Prepaid debt fees	19,834	21,616
Deferred income taxes, net	87,400	75,243
Other	12,596	15,235
Intangible assets, net	626,206	695,900
Goodwill	1,418,556	1,266,133
Total assets	$3,207,724	$3,050,566

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Trade payables	$221,720	$198,997
Accrued expenses	68,173	57,275
Wages and benefits payable	76,022	70,486
Taxes payable	27,927	17,493
Current portion of long-term debt	357,338	11,980
Current portion of warranty	22,980	21,277
Deferred income taxes, net	-	5,437
Unearned revenue	34,210	20,912
Total current liabilities	808,370	403,857

Long-term debt	1,218,792	1,578,561
Warranty	18,823	11,564
Pension plan benefits	68,723	60,623
Deferred income taxes, net	164,818	173,500
Other obligations	57,993	63,659
Total liabilities	2,337,519	2,291,764

Commitments and contingencies

Shareholders' equity
Preferred stock	-	-
Common stock	616,361	609,902
Accumulated other comprehensive income, net	228,659	126,668
Retained earnings	25,185	22,232
Total shareholders' equity	870,205	758,802
Total liabilities and shareholders' equity	$3,207,724	$3,050,566

ITRON, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

	Three Months Ended March 31,
	2008	2007

Operating activities
Net income	$2,953	$7,180
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	44,318	11,460
Employee stock plans income tax benefit	-	1,969
Excess tax benefits from stock-based compensation	-	(1,611)
Stock-based compensation	3,890	2,876
Amortization of prepaid debt fees	1,858	758
Deferred income taxes, net	(17,956)	1,684
Other, net	86	(1,989)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(19,952)	(14,303)
Inventories	(16,237)	1,668
Trade payables, accrued expenses and taxes payable	36,501	8,963
Wages and benefits payable	5,394	(5,296)
Unearned revenue	13,889	(2,006)
Warranty	2,654	1,692
Effect of foreign exchange rate changes	7,867	-
Other, net	(8,845)	(4,271)
Net cash provided by operating activities	56,420	8,774

Investing activities
Proceeds from the maturities of investments, held to maturity	-	35,000
Acquisitions of property, plant and equipment	(13,117)	(8,622)
Business acquisitions, net of cash and cash equivalents acquired	(95)	(149)
Other, net	897	(5,736)
Net cash (used in) provided by investing activities	(12,315)	20,493

Financing activities
Payments on debt	(46,770)	-
Issuance of common stock	2,569	229,588
Excess tax benefits from stock-based compensation	-	1,611
Other, net	3,587	-
Net cash (used in) provided by financing activities	(40,614)	231,199

Effect of exchange rate changes on cash and cash equivalents	40	-
Increase in cash and cash equivalents	3,531	260,466
Cash and cash equivalents at beginning of period	91,988	361,405
Cash and cash equivalents at end of period	$95,519	$621,871

Itron, Inc.

About Non-GAAP Financial Measures

The accompanying press release dated April 30, 2008 contains non-GAAP financial measures. To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating income, non-GAAP net income and EPS and Adjusted EBITDA. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures please see the table captioned “Reconciliations of Non-GAAP Financial Measures to Most Directly Comparable GAAP Financial Measures” information following.

We use these non-GAAP financial measures for financial and operational decision making and as a means for determining executive compensation. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and ability to service debt by excluding certain expenses that may not be indicative of our recurring core operating results. Our executive compensation plans exclude non-cash charges related to amortization of intangibles and non-recurring discrete cash and non-cash charges that are infrequent in nature such as in-process research and development or purchase accounting adjustments. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance and ability to service debt as well as comparisons to our competitor’s operating results. We believe these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and because they are used by our institutional investors and the analyst community to help them analyze the health of our business.

Non-GAAP operating income – We define non-GAAP operating income as operating income minus amortization of intangible assets, business combination accounting for inventory revaluation and IPR&D. We consider this non-GAAP financial measure to be a useful metric for management and investors because it excludes the effects of expenses that are related to current and previous acquisitions. By excluding these expenses we believe that it is easier for management and investors to compare our financial results over multiple periods. We believe that excluding amortization of intangible assets enables management and investors to analyze trends in our operations. For example, expenses related to amortization of intangible assets were decreasing prior to the Actaris acquisition, which was improving GAAP operating margins, yet the improvement in GAAP operating margins due to this lower expense was not reflective of an improvement in our core business. Additionally we exclude the effects of inventory revaluation and IPR&D to provide investors gross and operating margins for the business that are not impacted by purchase accounting adjustments. There are some limitations related to the use of non-GAAP operating income versus operating income calculated in accordance with GAAP. Non-GAAP operating income excludes some costs that are recurring. Additionally, the expenses that we exclude in our calculation of non-GAAP operating income may differ from the expenses that our peer companies exclude when they report the results of their operations. We compensate for these limitations by providing specific information about the GAAP amounts we have excluded from our non-GAAP operating income and evaluating non-GAAP operating income together with GAAP operating income.

Non-GAAP net income and non-GAAP EPS – We define non-GAAP net income as net income minus the expenses associated with amortization of intangible assets and amortization of debt fees, expenses related to business combination accounting for inventory revaluation and expenses for IPR&D as well as the tax effects of each item. We define non-GAAP EPS as non-GAAP net income divided by the weighted average shares, on a fully diluted basis, outstanding as of the end of each period. We consider these financial measures to be a useful metric for management and investors for the same reasons that we use non-GAAP operating income. The same limitations described above regarding our use of non-GAAP operating income apply to our use of non-GAAP net income and non-GAAP EPS. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP net income and non-GAAP EPS and evaluating non-GAAP net income and non-GAAP EPS together with GAAP net income and EPS.

Adjusted EBITDA – We define Adjusted EBITDA as net income minus interest income, plus interest expense, tax expense and depreciation and amortization expenses plus non-cash expenses for business combination accounting for inventory revaluation and IPR&D. We feel that providing this financial measure is important for management and investors to understand our ability to service our debt and is a measure of the cash generated by our core business. Management uses Adjusted EBITDA as a performance measure for executive compensation. A limitation to using Adjusted EBITDA is that it does not represent the total increase or decrease in the cash balance for the period and the measure includes some non-cash items and excludes other non-cash items. Additionally, the expenses that we exclude in our calculation of Adjusted EBITDA may differ from the expenses that our peer companies exclude when they report their results. Management compensates for this limitation by providing a reconciliation of this measure to GAAP net income.

The accompanying table has more detail on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures and the related reconciliations between these financial measures.

ITRON, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

(Unaudited, in thousands, except per share data)

	Three Months Ended March 31,
	2008	2007
Non-GAAP operating income:
GAAP operating income	$27,287	$9,300
Amortization of intangible assets	31,252	7,040
Non-GAAP operating income	$58,539	$16,340

Non-GAAP net income:
GAAP net income	$2,953	$7,180
Amortization of intangible assets	31,252	7,040
Amortization of debt placement fees	1,782	742
Income tax effect of non-GAAP adjustments	(9,114)	(2,975)
Non-GAAP net income	$26,873	$11,987

Non-GAAP diluted EPS	$0.82	$0.43

Weighted average number of shares outstanding - Diluted	32,745	27,980

Adjusted EBITDA:
GAAP net income	$2,953	$7,180
Interest income	(1,424)	(6,089)
Interest expense	25,266	5,497
Income tax provision	680	4,220
Depreciation and amortization	44,318	11,460
Adjusted EBITDA	$71,793	$22,268

CONTACT:
Itron
Deloris Duquette, 509-891-3523
Vice President,
Investor Relations and Corporate Communications
deloris.duquette@itron.com